Exhibit 4(a)(7)

EQUITY PURCHASE AGREEMENT

BY AND AMONG

ARCHER-DANIELS-MIDLAND COMPANY,

ADM MILLING CO.,

ADM BIO PRODUCTOS, S.A. DE C.V.

AND

GRUMA, S.A.B. DE C.V.

TABLE OF CONTENTS

ARTICLE 1 PURCHASE OF EQUITY INTERESTS		1
1.1	Transfer of Equity Interests	1

ARTICLE 2 PURCHASE PRICE AND ADDITIONAL PAYMENTS		2
2.1	Purchase Price	2
2.2	Allocation of Purchase Price	2
2.3	Contingent Payments	2
2.4	Additional Closing Payment	5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		5
3.1	Organization and Good Standing	5
3.2	Capitalization	5
3.3	Authority and Authorization; Conflicts; Consents	5
3.4	Litigation and Orders	6
3.5.	Valley Holding	6
3.6	Settlement Agreement	6
3.7	Brokers	6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		7
4.1	Organization and Good Standing	7
4.2	Authority and Authorization; Conflicts; Consents	7
4.3	Availability of Funds	8
4.4	Securities	8
4.5	Buyer’s Independent Investigation	8
4.6	Brokers	8

ARTICLE 5 CERTAIN COVENANTS		8
5.1	Certain Actions to Close Transactions	8
5.2	Access to Information	9
5.3	Further Assurances	9
5.4	Confidentiality and Publicity	10
5.5	Certain Tax Matters	10
5.6	Use of Sellers’ Name	11
5.7	Use of Buyer’s Name	11
5.8	Registration of Director and Officer Resignations	11

ARTICLE 6 CLOSING, CLOSING DELIVERIES, POST-CLOSING DELIVERIES AND TERMINATION		11
6.1	Closing	11
6.2	Deliveries by Sellers for Closing	12
6.3	Deliveries by Buyer for Closing	13
6.4	Termination of Agreement	14
6.5	Effect of Termination	14

ARTICLE 7 CONDITIONS TO OBLIGATIONS TO CLOSE		14
7.1	Conditions to Obligation of Buyer to Close	14
7.2	Conditions to Obligation of Sellers to Close	15

ARTICLE 8 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		16
8.1	Indemnification by Sellers	16
8.2	Indemnification by Buyer	17
8.3	Certain Limitations and Other Matters Regarding Claims	17
8.4	Certain Survival Periods	18

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8.5	Notice of Claims and Procedures	18
8.6	Reduction for Insurance, Taxes and Other Offsets	19
8.7	Mitigation	20
8.8	Indemnification Adjusts Purchase Price for Tax Purposes	20
8.9	Certain Disclaimers	20
8.10	Effect of Officer’s Certificates	21
8.11	Sellers Act in Unison	21

ARTICLE 9 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		21
9.1	Notices	21
9.2	Expenses	22
9.3	Interpretation; Construction	22
9.4	Parties in Interest; No Third-Party Beneficiaries	23
9.5	Governing Law	23
9.6	Jurisdiction, Venue and Waiver of Jury Trial	23
9.7	Entire Agreement; Amendment; Waiver	23
9.8	Assignment; Binding Effect	23
9.9	Severability	24
9.10	Counterparts	24
9.11	Disclosure Schedule	24
9.12	Updated Disclosure Schedule	24

ARTICLE 10 CERTAIN DEFINITIONS		24

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Exhibits

Exhibit A	Transferred Entities
Exhibit 2.2	Allocation of Purchase Price
Exhibit 6.2(g)	Form Local Equity Purchase Agreement
Exhibit B	Form Call Option

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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 14, 2012, by and among Gruma, S.A.B. de C.V., a corporation organized under the laws of Mexico (“Buyer” or “Gruma”), Archer-Daniels-Midland Company, a corporation organized under the laws of the State of Delaware (“ADM”), ADM Milling Co., a corporation organized under the laws of the State of Minnesota (“ADM Milling”), and ADM Bio Productos, S.A. de C.V., a corporation organized under the laws of Mexico (“Bio Productos”) (each of ADM, ADM Milling and Bio Productos being a “Seller” and collectively being the “Sellers”).  Article 10 contains definitions of certain capitalized terms.

Recitals

A.                                    Sellers own, directly and indirectly, equity interests of Gruma, Valley Holding, Inc., a corporation organized under the laws of the State of Delaware (“Valley Holding”), and certain majority-owned subsidiaries of Gruma (collectively the “Equity Interests”).  Each such entity is listed on Exhibit A (the “Transferred Entities”), together with the Equity Interests therein owned by the applicable Seller.

B.                                    Buyer is exercising an option to purchase from Sellers the Equity Interests, pursuant to certain rights of first refusal, as further documented in the agreement among Sellers, the Transferred Entities, Gruma Holding, Inc., a corporation organized under the laws of Nevada, and Trust No. 020557-0, Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte (including its beneficiaries and successors in interest, the “Trust”), dated November 27, 2012 (the “Right of First Refusal Agreement”) and pursuant to the Agreement for the Exercise of First Refusal Right executed between Buyer and the Trust.

C.                                    Sellers desire to sell, assign and transfer to Buyer, and Buyer desires to purchase from Sellers, directly or through Buyer’s Affiliates, the Equity Interests, upon and subject to the terms herein, and ADM and Gruma intend to continue to grow their commercial relationship.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement, each Party hereby agrees as follows:

ARTICLE 1
PURCHASE OF EQUITY INTERESTS

1.1                               Transfer of Equity Interests.

(a)                                 Call Option for Sale of Equity Interests in Gruma.  Upon and subject to the terms herein, before Closing (1) ADM will issue the Call Option pursuant to which, if exercised, at Closing (i) ADM would sell, assign and transfer to Buyer (or an Affiliate of Buyer designated by Buyer and reasonably acceptable to Sellers), and (ii) Buyer would (or would cause its applicable Affiliate to) purchase from ADM, all of ADM’s equity interests in Gruma; and (2) Bio Productos will issue the Call Option pursuant to which, if exercised, at Closing (i) Bio Productos would sell, assign and transfer to Buyer (or an Affiliate of Buyer designated by Buyer and reasonably acceptable to Sellers), and (ii) Buyer would (or would cause its applicable Affiliate to) purchase from Bio Productos, all of Bio Productos’s equity interests in Gruma

(b)                                 Sale of Equity Interests in Valores.  Upon and subject to the terms herein, at Closing, ADM will sell, assign and transfer to Buyer (or an Affiliate of Buyer designated by Buyer and reasonably acceptable to Sellers), and Buyer will (or will cause its applicable Affiliate to) purchase from

ADM, all of ADM’s equity interests in Valores Azteca, S.A. de C.V., a corporation organized under the laws of Mexico (“Valores”).

(c)                                  Sale of Equity Interests in Molinera.  Upon and subject to the terms herein, at Closing, Bio Productos will sell, assign and transfer to Buyer (or an Affiliate of Buyer designated by Buyer and reasonably acceptable to Sellers), and Buyer will (or will cause its applicable Affiliate to) purchase from Bio Productos, all of Bio Productos’s equity interests in Molinera de Mexico, S.A. de C.V. (“Molinera”).

(d)                                 Sale of Equity Interests in Valley Holding.  Upon and subject to the terms herein, at Closing, ADM Milling will sell, assign and transfer to Buyer (or an Affiliate of Buyer designated by Buyer and reasonably acceptable to Sellers), and Buyer will (or will cause its applicable Affiliate to) purchase from ADM Milling, all of ADM Milling’s equity interests in Valley Holding.

(e)                                  Sale of Equity Interests in Consorcio.  Upon and subject to the terms herein, at Closing, ADM will sell, assign and transfer to Buyer (or an Affiliate of Buyer designated by Buyer and reasonably acceptable to Sellers), and Buyer will (or will cause its applicable Affiliate to) purchase from ADM, all of ADM’s equity interests in Consorcio Andino, S.L., a limited liability company organized under the laws of Spain (“Consorcio”).

(f)                                   Sale of Equity Interests in Valores Mundiales.  Upon and subject to the terms herein, at Closing, ADM will sell, assign and transfer to Buyer (or an Affiliate of Buyer designated by Buyer and reasonably acceptable to Sellers), and Buyer will (or will cause its applicable Affiliate to) purchase from ADM, all of ADM’s equity interests in Valores Mundiales, S.L., a limited liability company organized under the laws of Spain (“Valores Mundiales”).

ARTICLE 2
PURCHASE PRICE AND ADDITIONAL PAYMENTS

2.1                               Purchase Price.  Upon and subject to the terms herein, Buyer will (or will cause its applicable designated Affiliates to) pay to Sellers the amount of USD$450,000,000 (the “Purchase Price”), by wire transfer of immediately available funds to an account that ADM designates in writing, as payment for the Equity Interests.  Each Seller hereby agrees that payments made to such account that ADM designates shall be deemed payment to each such Seller.

2.2                               Allocation of Purchase Price.  Each Party will allocate the Purchase Price to the Equity Interests in accordance with Exhibit 2.2.  The Parties will, and will cause their respective Affiliates to, make consistent use of such allocation for all Tax purposes.

2.3                               Contingent Payments.

(a)                                 [Reserved]

(b)                                 In addition to the Purchase Price payable pursuant to Section 2.1 and the Additional Closing Payment payable pursuant to Section 2.4, Buyer will pay to Sellers up to an additional USD$60,000,000 during the 42 months after the Closing Date (the “Contingent Period”), subject to Section 2.3(d), by wire transfer of immediately available funds to an account that ADM designates in writing, upon the occurrence of the following events:

(1)                                 Reduction in Public Float of Gruma.  Buyer will pay or will cause to be paid to Sellers the respective amounts set forth below upon the satisfaction of any threshold set forth below, whether satisfied through purchases, repurchases, buybacks, retirement of shares of

Gruma or otherwise, and whether each such threshold is satisfied incrementally or all such thresholds are satisfied simultaneously, within five (5) Business Days after the respective threshold is satisfied:

(i)                                     a payment of USD$20,000,000 if the issued and outstanding shares of Gruma held by public investors (not including the Trust and its beneficiaries) (the “Public Float”) at any time represent 26% or less of the issued and outstanding shares of Gruma;

(ii)                                  an additional payment of USD$20,000,000 if the issued and outstanding shares of Gruma held by the Public Float at any time represent 13% or less of the issued and outstanding shares of Gruma; and

(iii)                               an additional payment of USD$20,000,000 if the issued and outstanding shares of Gruma held by the Public Float at any time represent 0% of the issued and outstanding shares of Gruma.

If the Public Float ever surpasses any threshold set forth above after such threshold has been satisfied for purposes of this Section 2.3(b)(1), there will neither be any refund granted nor any payment made by Sellers to Buyer.

As an alternative to the thresholds set forth above, if shares of Gruma cease to be listed on the Mexican Stock Exchange, then, subject to Section 2.3(d), Buyer will pay or will cause to be paid to Sellers USD$60,000,000 within five (5) Business Days after such delisting.

(2)                                 Sale of Gruma Shares.

(i)                                     If as a result of the sale or sales of Gruma shares, an aggregate of 15% or more of the then outstanding issued shares of Gruma is acquired, in one or more transactions by one or more buyers that engage, directly or through their subsidiaries, in a line of business that is the same or similar to any line of business engaged in by Gruma, including, without limitation, any line of business that is related to grain, food or beverage handling or processing, then, subject to Section 2.3(d), Buyer will pay or will cause to be paid to Sellers USD$60,000,000 within five (5) Business Days after such sale is consummated, regardless of the price at which such sale is consummated.

(ii)                                  If Buyer realizes any gain from the sale of any shares of Gruma during the Contingent Period, Buyer will pay or will cause to be paid to Sellers 50% of the realized gain (in excess of MXN$36.60) on the sale of any of the shares of Gruma within five (5) Business Days after such sale.  Any sale that results in a realized loss on the sale of any of the shares of Gruma will be deferred until the expiration of the Contingent Period and offset against any unrealized gain on any shares of Gruma for purposes of calculating the final contingent payment, as outlined in Section 2.3(b)(3) below.  For purposes of this Section 2.3(b)(2)(ii), (i) no taxes, commissions, fees or other costs will be included in the calculation of “realized gain” or “realized loss” and (ii) sales that are not arm’s length will not result in a “realized loss.”

(3)                                 Cumulative Gain Upon Expiration of the Contingent Period.  At the expiration of the Contingent Period, Buyer will pay or will cause to be paid to Sellers, subject to Section 2.3(d), an amount equal to 50% of any cumulative gain (the “Cumulative Gain”) equal to:

(i)                                     any unrealized gain during the Contingent Period on the number of shares of Gruma equal to 130,901,630 minus the number of shares of Gruma for which there is realized gain under Section 2.3(b)(2)(ii), minus

(ii)                                  any realized losses during the Contingent Period under Section 2.3(b)(2)(ii).

For purposes of this Section 2.3(b)(3), (i) no taxes, commissions, fees or other costs will be included in the calculation of “realized losses” and (ii) sales that are not arm’s length will not result in a “realized loss.”

If at the expiration of the Contingent Period there exists a gross cumulative loss, there will neither be any refund granted nor any payment made by the Sellers to Buyer.

(c)                                  Hurdle Value.  For purposes of Section 2.3(b)(3) above:

(1)                                 all gains and losses will be determined by comparing Buyer’s net sale price per Gruma share (or fair market value per Gruma share at the end of the Contingent Period, calculated by using the volume weighted average trading price (on the stock exchange where the greatest amount of shares of Gruma capital stock are traded) over the 30-day period leading up to the end of the Contingent Period) to a defined hurdle value per share of Gruma (the “Hurdle Value”).  For purposes of the foregoing sentence, no taxes, commissions, fees or other costs will be included in the calculation of “net sale price.”

(2)                                 the Hurdle Value will be calculated by applying a 5% compounded annual growth rate to USD$450,000,000.  The compounding amount above USD$450,000,000 will be allocated to the shares of Gruma purchased by Buyer on a per share basis.  The following formula will generate the Hurdle Value on a Mexican Peso/share basis:

Hurdle Value = MXN$36.60 + ((((USD$450,000,000 x (1.05^N)) — USD$450,000,000) x MXN Exchange Rate) / 130,901,630)

(d)                                 Cap on Contingent Payments.  Any payment made to Sellers pursuant to Section 2.3(b) during the Contingent Period will be credited against all future payments such that the aggregate payments made to Sellers under Section 2.3(b) will in no event exceed USD$60,000,000.

(e)                                  Statements and Calculations.  Buyer will promptly, and in any event at least on the last day of every fiscal quarter, deliver a written statement to ADM detailing all purchases and sales of shares of Gruma by Buyer that could affect a payment under this Agreement, together with a certification of Buyer’s direct and indirect Beneficial Ownership of Gruma as of the end of such quarterly period.  All payments hereunder will be accompanied by a written calculation of the applicable amount made in accordance with the terms of this Agreement, and will be accompanied by back-up documentation for such calculation provided in reasonable detail.  For purposes of this Section 2.3, the Parties hereby agree that the shares of Gruma purchased by Gruma at Closing pursuant to this Agreement and any subsequent repurchases of Gruma shares by Gruma during the Contingent Period will be treated as retired shares that are no longer issued and outstanding.

(f)                                   Currency Used for Contingent Payments.  All calculations with respect to Section 2.3(b)(2) and Section 2.3(b)(3) above will be made in Mexican Pesos and payments due will be paid in United States currency at the then prevailing MXN Exchange Rate.  The price of the shares of Gruma, including as used to calculate the threshold price for realized gains and the Hurdle Value, will reflect all appropriate anti-dilution adjustments for stock splits, issuances of shares, stock or cash dividends, or similar matters and will be determined by reference to the stock exchange quoted price where the greatest amount of shares of Gruma capital stock are traded.

(g)                                  Allocation of Contingent Payments.  The Parties agree that any payments made by Buyer to Sellers under this Section 2.3 will be considered part of the Purchase Price and each Party will allocate such payments to the Equity Interests in accordance with Exhibit 2.2, including that payments made to ADM and Bio Productos pursuant to Section 2.3 during the Contingent Period will be made in proportion to the number of shares of Gruma originally owned, directly and/or indirectly, by ADM and Bio Productos and which are being sold to Buyer pursuant to this Agreement.  The Parties will, and will cause their respective Affiliates to, make consistent use of such allocation for all Tax purposes.

2.4                               Additional Closing Payment.  At Closing, Buyer will (or will cause its applicable designated Affiliates to) pay to Sellers an additional amount of USD$12,500,000 (the “Additional Closing Payment”), by wire transfer of immediately available funds to an account that ADM designates in writing, which payment will be made pursuant to the Settlement Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in the Disclosure Schedule and subject to Section 8.9(a), Section 9.11 and Section 9.12, each Seller, jointly and severally, hereby represents and warrants to Buyer as follows:

3.1                               Organization and Good Standing.  Each Seller and Valley Holding (a) is a duly organized and validly existing entity of the type indicated in Section 3.1 of the Disclosure Schedule that, where such concept (or an equivalent concept) is applicable, is in good standing (or the applicable equivalent thereof) under the laws of the jurisdiction in which it was organized and (b) has full corporate power and authority under such Person’s Organizational Documents to own and lease its properties and assets and conduct its business.  Each Seller and Valley Holding is duly qualified and in good standing (or the applicable equivalent thereof) to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect each such Seller’s ability to consummate the transactions contemplated herein.

3.2                               Capitalization.  Section 3.2 of the Disclosure Schedule lists the amount and type of the Equity Interests held by each Seller.  Each Seller owns the Equity Interests listed on Section 3.2 of the Disclosure Schedule free and clear of any Encumbrance (other than restrictions imposed by the Organizational Documents of the Transferred Entities and securities laws applicable to securities generally and rights of Buyer created hereunder).  Valley Holding owns 20 shares of the common stock of Gruma-ADM, Inc., a Nevada corporation (“Gruma-ADM”), and a 19.8% limited partnership interest in Azteca Milling, L.P., a Texas limited partnership (“Azteca Milling”) (such shares of common stock and limited partnership interest, collectively, the “Azteca Equity Interests”), free and clear of any Encumbrance (other than restrictions imposed by the Organizational Documents with respect to the Azteca Equity Interests and securities laws applicable to securities generally and rights of Buyer created hereunder).

3.3                               Authority and Authorization; Conflicts; Consents and Notices.

(a)                                 Authority and Authorization.  The execution, delivery and performance of this Agreement and each Ancillary Document of each Seller or any of their Affiliates (including any Transferred Entity) have been duly authorized and approved by all necessary action with respect to such Seller and each such Affiliate under such Person’s Organizational Documents, and each such authorization and approval remains in full force and effect.  Assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement and each Ancillary Document of Buyer or any of its Affiliates, this Agreement is, and each Ancillary Document of each Seller or any of their Affiliates at Closing will be, the legal, valid and binding obligation of such Seller and each such applicable Affiliate, enforceable against such Seller and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.  Each Seller and each such applicable Affiliate has all requisite power and authority under such Person’s Organizational Documents to enter into this Agreement and each Ancillary Document to be executed and delivered by such Seller or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by such Seller and each such applicable Affiliate.

(b)                                 Conflicts.  Neither the execution nor delivery by Sellers of this Agreement or by any Seller of any Ancillary Document nor consummation by any Seller or any Affiliate of any Seller of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice):  (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of such Seller; or (2) violate any Applicable Law or Order to which any Seller is subject; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than a Seller to accelerate, increase, terminate, modify or cancel any material right or obligation under, any material Contract to which any Seller is a party, except where such breach, violation, default, conflict or right described in clause (3) above will not materially and adversely affect the ability of such Seller to consummate the transactions contemplated herein or in any Ancillary Document.

(c)                                  Consents and Notices.  No consent or approval by, notification to or filing with any Person is required in connection with any Seller’s execution, delivery or performance of this Agreement or any Ancillary Document of such Seller or such Seller’s consummation of the transactions contemplated herein or therein, except for (1) those already made or obtained; and (2) any consent, approval, notice or filing, the absence of which will not materially and adversely affect Sellers’ ability to consummate the transactions contemplated herein or in any Ancillary Document.

3.4                               Litigation and Orders.  There is no Proceeding pending or, to any Seller’s Knowledge, Threatened against any Seller as of the date of this Agreement, in each case that, if decided adversely to such Seller, will materially and adversely affect such Seller’s ability to consummate the transactions contemplated herein.  There is no injunction, order or decree of any Governmental Authority in effect that restrains or prohibits the purchase or sale of the Equity Interest or the consummation of the other transactions contemplated herein.

3.5.                            Valley Holding.  Valley Holding does not and has not engaged in any business operation or activity, other than passively acting as a holding company for the Azteca Equity Interests.  Except as listed in Section 3.5 of the Disclosure Schedule, Valley Holding (a) does not own, and has not owned, any assets or properties, other than the Azteca Equity Interests, (b) does not have, and has not had, any employees, (c) has no liabilities or obligations, whether accrued, absolute, contingent, unliquidated, or otherwise, that are not otherwise reflected as liabilities or obligations of Gruma-ADM or Azteca Milling and (d) is not, and has not been, a party or subject to any contracts, agreements or commitments.  There is no Proceeding pending or, to any Seller’s Knowledge, Threatened against Valley Holding as of the date of this Agreement.

3.6                               Settlement Agreement.  The Settlement Agreement delivered to Buyer pursuant to Section 6.2(q) has been duly executed by ADM and Mr. Fernando Gerardo Chico Pardo.

3.7                               Brokers.  No Seller has any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Buyer or any Transferred Entity to become liable for payment of any fee or expense with respect thereto, except for obligations to Merrill

Lynch, Pierce, Fenner & Smith Incorporated.  Sellers will satisfy all obligations of Sellers to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Section 8.9(b), Buyer hereby represents and warrants to Sellers as follows:

4.1                               Organization and Good Standing.  Buyer (a) is a duly organized and validly existing corporation in good standing (or an equivalent concept) under the laws of the jurisdiction in which it was organized and (b) has full corporate power and authority under Buyer’s Organizational Documents to own and lease its properties and assets and conduct its business.  Buyer is duly qualified and in good standing (or the applicable equivalent thereof) to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.2                               Authority and Authorization; Conflicts; Consents.

(a)                                 Authority and Authorization.  The Trust has designated Buyer as the third party to exercise the Trust’s Rights of First Refusal (as defined in the Right of First Refusal Agreement), and Buyer has elected to exercise such Rights of First Refusal and to legally assume all obligations of the Trust with respect to such Rights of First Refusal.  The execution, delivery and performance of this Agreement (including payment of the Purchase Price, any contingent payments contemplated under Section 2.3 hereof and the Additional Closing Payment) and each Ancillary Document of Buyer or any of its Affiliates have been duly authorized and approved by all necessary action with respect to Buyer and each such Affiliate under such Person’s Organizational Documents, and each such authorization and approval remains in full force and effect.  Assuming due authorization, execution and delivery by Sellers and their applicable Affiliates of this Agreement and each Ancillary Document of such Seller or its Affiliates, this Agreement is, and each Ancillary Document of Buyer or any of its Affiliates at Closing will be, the legal, valid and binding obligation of Buyer and each such applicable Affiliate, enforceable against Buyer and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.  Buyer and each such applicable Affiliate has all requisite power and authority under such Person’s Organizational Documents to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by Buyer and each such applicable Affiliate.

(b)                                 Conflicts.  Neither the execution nor delivery by Buyer of this Agreement or by Buyer or any Affiliate of Buyer of any Ancillary Document nor consummation by Buyer or any Affiliate of Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice):  (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or any such Affiliate of Buyer; (2) violate any Applicable Law or Order to which Buyer is subject; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any material right or obligation under, any material Contract to which Buyer is a party, except where such breach, violation, default, conflict or right described in clause (3) above will not materially and adversely affect the ability of Buyer or any Affiliate of Buyer to consummate the transactions contemplated herein or in any Ancillary Document.

(c)                                  Consents and Notices.  No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or Buyer’s consummation of the transactions contemplated herein or therein, except for (i) those already made or obtained; and (ii) any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein or in any Ancillary Document.

4.3                               Availability of Funds.  Buyer has available cash or existing available borrowing capacity under one or more borrowing facilities on the date hereof, and Buyer will have available cash at Closing, in each case that is sufficient to enable Buyer to consummate the transactions contemplated herein.  Buyer’s obligations hereunder are not contingent upon procuring any financing.

4.4                               Securities.  Buyer’s designated Affiliate purchasing Valley Holding is acquiring Valley Holding pursuant to this Agreement for investment, solely for such Affiliate’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of any applicable securities law.  Buyer acknowledges on behalf of itself and its Affiliates that Valley Holding may not be resold without compliance with any applicable securities law.  Buyer’s designated Affiliate purchasing Valley Holding is either not a “U.S. person” as defined in Rule 902 promulgated under the Securities Act of 1933, as amended, or is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Valley Holding.

4.5                               Buyer’s Independent Investigation.  Buyer (for itself and its Affiliates) has performed an independent investigation, examination, analysis and verification of Valley Holding, including its assets, liabilities, operations and financial condition.  Buyer has had the opportunity to meet with representatives of Valley Holding to discuss the foregoing matters.  All materials and information requested by Buyer have been provided to Buyer to its reasonable satisfaction.  Buyer has performed the due diligence Buyer deems adequate regarding all matters relating to this Agreement and the transactions contemplated herein, including those described above.

4.6                               Brokers.  Neither Buyer nor any of its Affiliates has any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause any Seller to become liable for payment of any fee or expense with respect thereto.

ARTICLE 5
CERTAIN COVENANTS

5.1                               Certain Actions to Close Transactions.  Subject to the terms of this Agreement, each Party will use its reasonable best efforts to fulfill, and to cause to be satisfied, the conditions in Article 7 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing.  Without limiting the generality of the foregoing, the following will apply:

(a)                                 Competition Laws.  With respect to the transactions contemplated herein, to the extent required by Applicable Law, each Party will (or will cause its applicable Affiliate to), within five (5) Business Days after the date hereof (or sooner, to the extent required by Applicable Law), file each required pre-acquisition notification or report form pursuant to each applicable Competition Law that has not been filed prior to the date hereof.  Thereafter, each Party will (or will cause its applicable Affiliate to) submit and otherwise provide any supplemental information requested in connection therewith pursuant to such Applicable Laws.  Such actions will comply, in all material respects, with such Applicable Laws.  Each Party will keep the other Party reasonably informed, to the extent permitted by Applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, any Governmental Authority, and will use its reasonable best efforts to (and, if applicable, cause its appropriate Affiliate to) promptly comply with any such inquiry or request and to defend against any action of any Governmental Authority that attempts to enjoin the sale of the Equity Interests to Buyer or Buyer’s designated Affiliates.  Each Party will (and, if applicable, will cause its appropriate Affiliate to) use its reasonable best efforts to obtain approval, or cause the expiration or early termination of the waiting period, in each case, required under any Competition Law.

(b)                                 Efforts to Obtain Consents.  Sellers will use reasonable best efforts to give any required notices to other Persons and to obtain any required consent before Closing, and Buyer will cooperate with Sellers in all reasonable respects in connection therewith; provided, however, that neither Party is required to make any payment to any other Person regarding any consent.

5.2                               Access to Information.

(a)                                 Post-Closing Access for Sellers.  Throughout the seven-year period after Closing, subject to Buyer’s reasonable confidentiality precautions, Buyer will, during normal business hours and upon reasonable notice from the applicable Seller use its reasonable efforts to:  (1) cause such Seller and such Seller’s representatives to have reasonable access to the pre-Closing books and records (including financial and Tax records, Tax Returns, files, papers and related items) of the applicable Transferred Entity, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or proper to (A) defend or pursue any Proceeding, (B) defend or pursue indemnification matters hereunder, (C) prepare or audit financial statements, (D) prepare or file Tax Returns or (E) address Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (2) to the extent necessary permit such Seller and such Seller’s representatives to make copies of such books and records for the foregoing purposes, at such Seller’s expense.

(b)                                 Post-Closing Access for Buyer.  Throughout the seven-year period after Closing, subject to Sellers’ reasonable confidentiality precautions, Sellers will, during normal business hours and upon reasonable notice from Buyer use their reasonable efforts to:  (1) cause Buyer and Buyer’s representatives to have reasonable access to the pre-Closing books and records (including financial and Tax records, Tax Returns, files, papers and related items) of Valley Holding, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or proper to (A) defend or pursue any Proceeding, (B) defend or pursue indemnification matters hereunder, (C) prepare or audit financial statements, (D) prepare or file Tax Returns or (E) address Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (2) to the extent necessary permit Buyer and Buyer’s representatives to make copies of such books and records for the foregoing purposes, at Buyer’s expense.

(c)                                  Post-Closing Retention of Information by Seller.  Subject to the confidentiality obligations hereunder, at and after Closing, Sellers may retain in their (or any of their Affiliates’) possession any copies of any books or records of such types described in Section 5.2(a)(1) that are in a Seller’s possession or control (or the possession or control of any of its Affiliates), in each case for any purpose described in Section 5.2(a)(1).

5.3                             Further Assurances.  If after Closing any further action is necessary to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as the other Party reasonably requests to carry out such purpose.  The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

5.4                               Confidentiality and Publicity.

(a)                                 Confidentiality.  Each Party will keep confidential, and such Party will cause its representatives to keep confidential, all confidential information that such Party or any of such Party’s representatives receives from or on behalf of the other Party or another party in the course of the actions contemplated in this Agreement, and each such receiving Party will not, and each such receiving Party will cause its representatives not to, use any of such confidential information except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, will return to the delivering Party all embodiments (and all copies) of such confidential information (including all reports, analyses and other derivatives therefrom) that are in or under the receiving Party’s or any of its representatives’ possession or control.

(b)                                 Publicity.  Except as stated in this Section 5.4, from the date hereof until Closing or earlier termination of this Agreement, each Party will, and will cause their respective Affiliates to, not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto, which approval will not be unreasonably withheld, unless, in the reasonable judgment of ADM or Buyer, disclosure is otherwise required by Applicable Law or by the rules of any stock exchange on which a Party lists its securities.  Notwithstanding the foregoing, each Party may issue a press release or public announcement in connection with the signing of this Agreement or the consummation of the transactions contemplated hereby.

(c)                                  Certain Permitted Disclosures.  Notwithstanding the foregoing, nothing in this Section 5.4 will prevent any of the following at any time:

(1)                                 a Party or any of its Affiliates disclosing any information to the extent required under Applicable Law or under the rules and regulations of any national securities exchange (to the extent such Party or any of its Affiliates has any of its securities traded or listed thereon);

(2)                                 before Closing, any Party or any Affiliate of such Party communicating with any advisors, rating agencies, lenders, trustees, agents, suppliers or customers of such Party on a need to know basis regarding the transactions contemplated herein; or

(3)                                 a Party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliate’s financial statements or Tax Returns or (B) to the extent reasonably necessary to enforce or comply with this Agreement.

5.5                               Certain Tax Matters.

(a)                                 Cooperation.  Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns which it may be required to file (or cause to be filed) with respect to any Transferred Entity, to respond to any Tax audit, inquiry or other Tax Proceeding and to otherwise satisfy any Tax requirement.

(b)                                 Refunds.  To the extent not otherwise reflected in the financial statements of the Transferred Entities, Sellers will be entitled to any refund or credit with respect to any Tax for which Sellers overpaid under Applicable Law (plus any interest received, by payment or credit, with respect thereto) while owning the Equity Interests.  Except to the extent stated in this Section 5.5(b) above, Buyer will be entitled to any refund or credit with respect to any Tax attributable to any Transferred Entity (plus any interest received, by payment or credit, with respect thereto).  Each Party will promptly forward to the proper Party, or reimburse the proper Party for, any refund or credit due such proper Party after receipt thereof.

(c)                                  Duties and Taxes.  Buyer shall be responsible for and shall pay any stamp, documentary, registration or sales tax which may be imposed to Buyer on the transfer of the Equity Interests from Sellers.  Notwithstanding the foregoing, each Party retains responsibility for, and shall pay, such Party’s own Taxes, including without limitation any Income Tax or other Tax, incurred by reason of this Agreement or the transactions contemplated herein.

(d)                                 Income Tax and Transfer Taxes.  (1) Buyer shall withhold any applicable Income Taxes which Buyer is legally obligated to withhold and (2) notwithstanding Section 5.5(a), Buyer will pay all Transfer Taxes, and Sellers and Buyer will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating thereto.

5.6                               Use of Sellers’ Name.  Within 60 days after purchasing the equity interests of any Transferred Entity from a Seller and at all times thereafter, Buyer and its Affiliates will not and Buyer will cause each Transferred Entity not to use a name that includes any of “Archer”, “Daniels”, “Midland” or “ADM”, including on letterhead or other correspondence, brochures or other marketing materials, package labeling, employee business cards, accounts or signage with respect to such Transferred Entity.  Within 30 Business Days after Closing, Buyer will (a) cause the name of Gruma-ADM, Inc., a corporation organized under the laws of the State of Nevada, to be changed to a name that does not include any of “Archer”, “Daniels”, “Midland” or “ADM” and (b) give to ADM a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name change occurred.

5.7                               Use of Buyer’s Name.  Within 60 days after selling the equity interests of any Transferred Entity to Buyer (or any Affiliate of Buyer designated by Buyer and reasonably acceptable to Sellers) and at all times thereafter, Sellers and their Affiliates will not use a name that includes any of “Gruma”, “Valores Azteca”, “Consorcio Andino”, “Azteca Milling”, “Valley Holding”, “Molinera de México” or “Valores Mundiales”, including on letterhead or other correspondence, brochures or other marketing materials, package labeling, employee business cards, accounts or signage with respect to the Transferred Entities.

5.8                               Registration of Director and Officer Resignations.  Immediately after the Closing Date, (a) Sellers will cause each ADM Director and ADM Officer to resign his or her positions in each Transferred Entity; and (b) except for Gruma, Buyer will cause, to the extent within its control, the applicable Transferred Entities to revoke and cancel any ADM Director and any ADM Officer appointments with respect to such Transferred Entities and, if required by law, appoint new directors and officers for such Transferred Entities and promptly file with each applicable Governmental Authority the appointment of each such director and officer and the resignations of the ADM Directors and ADM Officers of such Transferred Entities contemplated by Section 6.2.  Within 90 Business Days after the Closing Date, Buyer will give to Sellers a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such changes have occurred.

ARTICLE 6
CLOSING, CLOSING DELIVERIES, POST-CLOSING DELIVERIES AND TERMINATION

6.1                               Closing.  Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place at the offices of Baker & McKenzie, S.C. in Mexico City, Mexico, beginning at 9:00 a.m. Mexico City, Mexico time on the first Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate such transactions (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other date or time as Buyer and the applicable Seller mutually determine (the actual date Closing occurs being the “Closing Date”).  Closing will be effective as of 11:59 p.m. Mexico City, Mexico time on the Closing Date (the “Effective Time”).  All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.  To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

6.2                               Deliveries by Sellers for Closing.  At or before Closing, Sellers will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)                                 all original certificates representing ADM’s outstanding equity interests in Gruma and Valores, each duly endorsed, dated the Closing Date and executed by ADM;

(b)                                 all original certificates representing Bio Productos’s outstanding equity interests in Gruma, each duly endorsed, dated the Closing Date and executed by Bio Productos;

(c)                                  all original certificates representing Bio Productos’s outstanding equity interests in Molinera, each duly endorsed, dated the Closing Date and executed by Bio Productos;

(d)                                 all original certificates representing ADM Milling’s outstanding equity interests in Valley Holdings, each duly endorsed in blank, dated the Closing Date and executed by ADM Milling;

(e)                                  notarial deed, dated the Closing Date, of sale and purchase of units number 4,704 granted on August 16, 2006 before the Notary Public of Mexico, Mr. Armando Hernández Berlanga, by means of which ADM acquired its outstanding equity interests in Consorcio;

(f)                                   notarial deed, dated the Closing Date, of capital increase number 12,105 granted on May 10, 2006 before the Notary Public of Mexico, Mr. Mariano Morales Martínez, by means of which ADM acquired its outstanding equity interests in Valores Mundiales;

(g)                                  Local Equity Purchase Agreements substantially in the form attached hereto as Exhibit 6.2(g), dated the Closing Date, executed by the applicable Seller, which collectively with this Agreement transfer all of the equity interests in Gruma and Valores owned by Sellers to Buyer or Buyer’s designated Affiliates (collectively the “Gruma Local Equity Purchase Agreements”);

(h)                                 a Local Equity Purchase Agreement substantially in the form attached hereto as Exhibit 6.2(g), dated the Closing Date, executed by Bio Productos, which collectively with this Agreement transfer all of the equity interests in Molinera owned by Sellers to Buyer or Buyer’s designated Affiliates (the “Molinera Local Equity Purchase Agreement”);

(i)                                     a Local Equity Purchase Agreement substantially in the form attached hereto as Exhibit 6.2(g), dated the Closing Date, executed by ADM, which collectively with this Agreement transfer all of the equity interests in Consorcio owned by Sellers to Buyer or Buyer’s designated Affiliates (the “Consorcio Local Equity Purchase Agreement”), which shall be executed and formalized by ADM before a Notary Public in Mexico on the Closing Date;

(j)                                    a Local Equity Purchase Agreement substantially in the form attached hereto as Exhibit 6.2(g), dated the Closing Date, executed by ADM, which collectively with this Agreement transfer all of the equity interests in Valores Mundiales owned by Sellers to Buyer or Buyer’s designated

Affiliates (the “Valores Mundiales Local Equity Purchase Agreement”), which shall be executed and formalized by ADM before a Notary Public in Mexico on the Closing Date;

(k)                                 the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director of Valores designated by ADM, with each such resignation (or removal) effective no later than the Effective Time;

(l)                                     the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director of Molinera designated by Bio Productos, with each such resignation (or removal) effective no later than the Effective Time;

(m)                             the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of the directors of Valley Holding, with such resignation (or removal) effective no later than the Effective Time;

(n)                                 a true, correct and complete copy of the resolutions of the shareholders of Valores, effective no later than the Effective Time, evidencing the acceptance of the resignation of each director of Valores designated by ADM and full release of such directors;

(o)                                 a true, correct and complete copy of the resolutions of the shareholders of Molinera, effective no later than the Effective Time, evidencing the acceptance of the resignation of each director of Molinera designated by Bio Productos and full release of such directors;

(p)                                 the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director of Gruma designated by ADM, with each such resignation (or removal) effective no later than the Effective Time;

(q)                                 a true, correct and complete copy of the Settlement Agreement executed by the parties thereto; and

(r)                                    all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Sellers at Closing.

6.3                               Deliveries by Buyer for Closing.  At or before Closing, Buyer will deliver, or cause to be delivered, to Sellers (or as Sellers or this Agreement otherwise directs), the following:

(a)                                 payment of the Purchase Price pursuant to Section 2.2 and the Additional Closing Payment pursuant to Section 2.4;

(b)                                 the Gruma Local Equity Purchase Agreements and the Molinera Local Equity Purchase Agreement, each dated the Closing Date and executed by Buyer or its applicable designated Affiliate;

(c)                                  the Consorcio Local Equity Purchase Agreement and the Valores Mundiales Local Equity Purchase Agreement, each dated the Closing Date, executed and formalized by Buyer or its applicable designated Affiliate before a Notary Public in Mexico on the Closing Date;

(d)                                 documentation, dated on or before the Closing Date, executed by the Trust and Buyer, evidencing the designation of Gruma as the third party to exercise all of the Trust’s Rights of First Refusal (as defined in the Right of First Refusal Agreement) to Buyer and whereby Buyer agrees to exercise such Rights of First Refusal and assume and fulfill all obligations of the Trust with respect to such Rights of First Refusal;

(e)                                  an officer’s certificate of a duly authorized officer of Buyer, in a form approved in advance by the Sellers, dated the Closing Date and executed by such officer, certifying that the Board of Directors of Buyer has authorized the execution, delivery and performance of this Agreement (including payment of the Purchase Price, any contingent payments contemplated under Section 2.3 hereof and the Additional Closing Payment) and each Ancillary Document of Buyer and the transactions contemplated herein and therein, in each case as are then in full force and effect; and

(f)                                   all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

6.4                               Termination of Agreement.  The sole and exclusive rights to terminate this Agreement before Closing (and the Party that has any such right) are as follows:

(a)                                 by mutual written consent of the Parties;

(b)                                 by either Party, if Closing has not occurred by 11:59 p.m. Mexico City, Mexico time on December 18, 2012;

(c)                                  by Buyer, if any condition in Section 7.1 becomes incapable of fulfillment at Closing; provided that Buyer has not waived such condition; or

(d)                                 by Sellers, if any condition in Section 7.2 becomes incapable of fulfillment at Closing; provided that Sellers have not waived such condition.

A termination of this Agreement under any of the preceding clauses (b) through (d) will be effective two Business Days after the Party seeking termination gives to the other Parties written notice of such termination.  Notwithstanding any term in this Section 6.4, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to Section 6.4(a)) if the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such Party of any of its representations, warranties, covenants or agreements herein or in any Ancillary Document (provided that any breach by any Seller will be attributed to each other Seller for purposes of determining if Buyer has the right to terminate this Agreement under this Section).

6.5                               Effect of Termination.  If this Agreement is terminated pursuant to Section 6.4, then this Agreement will be of no further force or effect, except for the terms of Section 5.4, Section 9.2, Section 9.5, Section 9.6, and this Section 6.5.  Upon any termination pursuant to Section 6.4, no Party will have any further Liability hereunder, except pursuant to a Section listed in the immediately preceding sentence or for any pre-termination intentional fraud.

ARTICLE 7
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1                               Conditions to Obligation of Buyer to Close.  The obligation of Buyer to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a)                                 Accuracy of Representations and Warranties.  Each representation and warranty of Sellers in Article 3 (other than the representations and warranties in Section 3.2) will have been true and correct in all material respects as of the date of this Agreement and will be true and correct as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except for any inaccuracy in any representation or warranty that, individually or in the aggregate with any other such inaccuracy, has not materially and adversely affected the ability of any applicable Seller to consummate Closing; provided, however, that the representations and warranties in Section 3.2 will have been true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as if made on the Closing Date.  Solely for purposes of this Section 7.1(a), any representation or warranty of Sellers in Article 3 that is qualified by any Materiality Qualifier will be read as if each such Materiality Qualifier were not present.

(b)                                 Observance and Performance.  Sellers will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Sellers on or before the Closing Date.

(c)                                  Officer’s Certificate.  Each Seller will have delivered to Buyer a certificate from a duly authorized officer of such Seller, dated the Closing Date and executed by such officer certifying the items in Section 7.1(a) and Section 7.1(b).

(d)                                 Competition Laws.  Any applicable waiting periods, as extended (if at all), or authorizations under Competition Laws will have expired or been terminated or obtained (as applicable).

(e)                                  Delivery of Other Items.  Sellers will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including the Call Options and each item listed in Section 6.2.

(f)                                   No Legal Actions.  No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Equity Interests or the consummation of the other transactions contemplated herein.

(g)                                  Good Standing Certificate.  Sellers will have delivered to Buyer a good standing certificate, dated within five (5) Business Days before Closing, from the Secretary of State of the State of Delaware, stating that Valley Holding is in good standing therein.

7.2                               Conditions to Obligation of Sellers to Close.  The obligation of Sellers to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Sellers, in Sellers’ sole discretion:

(a)                                 Accuracy of Representations and Warranties.  Each representation and warranty of Buyer in Article 4 will have been true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except for any inaccuracy in any representation or warranty that, individually or in the aggregate with any other such inaccuracy, has not materially and adversely affected the ability of Buyer to consummate Closing.  Solely for purposes of this Section 7.2(a), any representation or warranty of Buyer in Article 4 that is qualified by any Materiality Qualifier will be read as if each such Materiality Qualifier were not present.

(b)                                 Observance and Performance.  Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.

(c)                                  Officer’s Certificate.  Buyer will have delivered to Sellers a certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer certifying the items in Section 7.2(a) and Section 7.2(b).

(d)                                 Competition Laws.  Any applicable waiting periods, as extended (if at all), or authorizations under Competition Laws will have expired or been terminated or obtained (as applicable).

(e)                                  Legal Opinion.  Buyer will have caused Heather & Heather S.C., as legal counsel to Buyer, to have delivered to Sellers a written legal opinion addressed to Sellers, dated on or before the Closing Date and in a form reasonably satisfactory to Sellers, and which (1) expressly permits reliance thereon by Sellers and (2) states that the repurchase of the shares of Gruma contemplated herein will not need to be performed through a public offering on the Mexican Stock Exchange and that such repurchase is contemplated within the exceptions of the Mexican Securities Laws (Ley del Mercado de Valores).

(f)                                   Solvency Opinion.  Buyer will have caused PricewaterhouseCoopers S.C. to have delivered to Sellers a written solvency opinion with respect to Gruma addressed to Sellers, dated on or before the Closing Date and in a form reasonably satisfactory to Sellers, and which expressly permits reliance thereon by Sellers.

(g)                                  Valores Mundiales and Consorcio.  Buyer will have caused Valores Mundiales to properly notify RFB Holdings de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico (“RFB”) of the transactions contemplated herein and RFB’s right to purchase the shares of Valores Mundiales owned by ADM pursuant to the bylaws of Valores Mundiales so that any right of RFB to purchase such shares is either exercised or expires on or before the Closing Date.  Buyer will have caused Consorcio to (i) properly notify RFB of the transactions contemplated herein and RFB’s right to purchase the shares of Consorcio owned by ADM and (ii) properly convene a General Members’ Meeting, in each case pursuant to the bylaws of Consorcio, so that any right of RFB to purchase such shares is either exercised or expires on or before the Closing Date.

(h)                                 Delivery of Other Items.  Buyer will have delivered (or caused to be delivered) to Sellers each of the other items contemplated to be so delivered by this Agreement, including the Exercise Notice and each item listed in Section 6.3.

(i)                                     No Legal Actions.  No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Equity Interests or the consummation of the other transactions contemplated herein.

ARTICLE 8
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

8.1                               Indemnification by Sellers.  Subject to the other terms of this Article 8, Sellers will jointly and severally indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses to the extent arising out of or resulting from, directly or indirectly, any:

(a)                                 breach of any representation or warranty made by Sellers herein or in any Ancillary Document of a Seller; or

(b)                                 breach of any covenant or agreement of Sellers herein or in any Ancillary Document of a Seller.

8.2                               Indemnification by Buyer.  Subject to the other terms of this Article 8, Buyer will indemnify, defend and hold harmless Sellers and each of Sellers’ Other Indemnified Persons from and against all Losses to the extent arising out of or resulting from, directly or indirectly, any:

(a)                                 breach of any representation or warranty made by Buyer herein or in any Ancillary Document of Buyer;

(b)                                 breach of any covenant or agreement of Buyer herein or in any Ancillary Document of Buyer; or

(c)                                  breach of the Mexican Securities Law (Ley del Mercado de Valores) in connection with the sale of the Equity Interests in Gruma to Buyer.

8.3                               Certain Limitations and Other Matters Regarding Claims.

(a)                                 Cap on Sellers’ Obligations.  Sellers’ obligations under Section 8.1, in the aggregate, will not exceed an amount equal to the Purchase Price (the “Cap”), subject to the other terms of this Article 8.

(b)                                 Cap on Buyer’s Obligations.  Buyer’s obligations under Section 8.2, in the aggregate, will not exceed an amount equal to the Cap, subject to the other terms of this Article 8.

(c)                                  Sole and Exclusive Remedies.  Notwithstanding any other term herein, other than in connection with intentional fraud, the sole and exclusive remedies of the Parties arising out of or resulting from this Agreement will be strictly limited to those contained in this Article 8.

(d)                                 Specific Performance.  Each Party acknowledges and agrees that each other Party will be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached and that a Party will be entitled to an injunction and other equitable relief (without posting any bond or other security) to prevent breaches hereof and to enforce specifically this Agreement and its terms in addition to any other remedy to which such Party may be entitled hereunder.

(e)                                  No Special Losses.  Notwithstanding any other term herein, no Party will be obligated to any other Person for any consequential, incidental, indirect, special, exemplary or punitive damages or Losses based thereon, including regarding loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, and no Party will be obligated to any other Person for any Loss determined as a multiple of income, revenue or the like, relating to the breach of any representation, warranty, covenant or agreement herein or in any Ancillary Document; provided, however, that the foregoing will not apply to: (1) Sellers’ rights to recover any Losses if Buyer fails to effect the Closing in breach hereof, (2) Buyer’s rights to recover any Losses if a Seller or Sellers fail to effect the Closing in breach hereof, or (3) any Third Party Claim.

(f)                                   Effect of Knowledge.  Notwithstanding any other term herein, there will be no right to indemnification hereunder for (1) Buyer (whether for itself or any of Buyer’s Other Indemnified Persons) regarding any breach of a representation or warranty by any Seller if Buyer had actual knowledge of such breach at the time such representation or warranty was made or (2) a Seller (whether for itself or any of such Seller’s Other Indemnified Persons) regarding any breach of a representation or warranty by Buyer if such Seller had actual knowledge of such breach at the time such representation or warranty was made.

8.4                               Certain Survival Periods.

(a)                                 Survival of Representations and Warranties.  Subject to Section 8.4(b), each representation or warranty herein or in any Ancillary Document will survive the execution and delivery of this Agreement and remain in full force and effect until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon.

(b)                                 Survival of Representations and Warranties Until Final Determination.  Notwithstanding Section 8.4(a), for each claim for indemnification hereunder regarding a representation or warranty that is validly made before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.

(c)                                  Survival of Covenants and Agreements.  Each covenant and agreement (i.e., other than representations and warranties) herein or in any Ancillary Document, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.

8.5                               Notice of Claims and Procedures.

(a)                                 Notice of Claims.  A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case specifying the amount and nature of such claim (to the extent known).  Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third Party Claim.  The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent of such prejudice.

(b)                                 Access and Cooperation.  Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(c)                                  Defense and Participation Regarding Non-Tax Matters.

(1)                                 Election to Conduct Defense.  Promptly after receiving an Initial Claim Notice under Section 8.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third Party Claim, at the expense of the Indemnifying Party.  To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 10 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party.  If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense.

(2)                                 Conduct of Defense, Participation and Settlement.  If the Indemnifying Party conducts the Defense of such Third Party Claim, then (A) the Claiming Party may participate, at its own expense, in such Defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) each Party will keep the other Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld) and (D) the Indemnifying Party will not compromise or settle such Third Party Claim, without the consent of the Claiming Party (which consent will not be unreasonably withheld), if such compromise or settlement (x) involves any material limitation on any future operations of the Claiming Party (or any of its Other Indemnified Persons), (y) affects in a manner materially adverse to the Claiming Party (or any of its Other Indemnified Persons) any other existing Third Party Claim that reasonably may be expected to be made against such Person or (z) does not release the Claiming Party (and any applicable Other Indemnified Person) from all Liability regarding such Third Party Claim, other than any Liability being satisfied by the Indemnifying Party hereunder.

(3)                                 Indemnifying Party Does Not Conduct Defense.  If the Indemnifying Party does not validly elect to conduct the Defense of such Third Party Claim, then the Claiming Party may conduct the Defense of such Third Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this Article 8), and the Claiming Party will have the right to compromise or settle such Third Party Claim after receiving the consent of the Indemnifying Party (which consent will not be unreasonably withheld).

8.6                               Reduction for Insurance, Taxes and Other Offsets.

(a)                                 The obligations of each Indemnifying Party hereunder regarding any Loss will be reduced, including retroactively, by the amount of any insurance proceeds, benefit regarding Taxes (a “Tax Benefit”) or other amount or benefit recoverable, directly or indirectly, using commercially reasonable efforts by the Claiming Party (or any of its Other Indemnified Persons) regarding such Loss.  Without limiting the generality of the foregoing, if (1) the Claiming Party (or such Other Indemnified Person) receives from or on behalf of an Indemnifying Party, or an Indemnifying Party pays on behalf of the Claiming Party (or such Other Indemnified Person), a payment regarding a Loss, and (2) the Claiming Party (or such Other Indemnified Person) subsequently becomes able to recover, directly or indirectly, using commercially reasonable efforts any insurance proceeds, Tax Benefit or other amount or benefit regarding such Loss, then such Claiming Party (for itself or on behalf of such Other Indemnified Person, as applicable) will promptly pay to the Indemnifying Party the amount of such insurance proceeds, Tax Benefit or other amount or benefit, or, if less, the amount of the payment regarding such Loss.  The amount of such insurance proceeds, Tax Benefit or other amount or benefit so recoverable will be net of any costs and expenses that would be incurred by the Claiming Party (or such Other Indemnified Person) in procuring the same.

(b)                                 In computing the amount of any such Tax Benefit, the Claiming Party (or such Other Indemnified Person) will be deemed to fully utilize, at the highest marginal Tax rate then in effect under Applicable Law, all Tax items arising from the incurrence or payment of any indemnified Losses.  To permit the Parties to fully resolve the claim regarding such Loss at one time, for any such Tax Benefit that is reasonably likely to be received in the future by the Claiming Party (or such Other Indemnified Person), the indemnification owed regarding such Loss will be reduced (without duplication) by the Parties’ agreed upon determination of the present value of such future Tax Benefit (such agreement not to be unreasonably withheld).  For purposes of this Section 8.6, a Tax Benefit will be deemed to be recoverable with respect to a Taxable period to the extent that (1) the Claiming Party’s (or such Other Indemnified Person’s) cumulative Liability for Taxes through the end of such Taxable period, calculated by excluding any Tax items attributable to such Loss from all Taxable periods, exceeds (2) its actual cumulative Liability for Taxes through the end of such Taxable period, calculated by taking into account any Tax items attributable to such Loss for all Taxable periods (to the extent permitted by relevant Tax law and not already taken into account for a previous Taxable period pursuant to this Section 8.6 and treating such Tax items as the last items claimed for any Taxable period).

8.7                               Mitigation.  Each Party will use its reasonable best efforts to mitigate each Loss for which such Party is or may become entitled to be indemnified hereunder.  No Party (or any of its Other Indemnified Persons) will be entitled to indemnification hereunder in respect of any such Loss to the extent the indemnification obligations hereunder have increased due to the failure of such Person to use such reasonable best efforts.

8.8                               Indemnification Adjusts Purchase Price for Tax Purposes.  Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under Applicable Law.

8.9                               Certain Disclaimers.

(a)                                 Notwithstanding any other term herein or any other limitation herein, other than as expressly made by Sellers in Article 3 or elsewhere in this Agreement, Sellers have not made (and no Person on behalf of Sellers has made), nor will Sellers (or any other Person) have or be subject to any Liability arising out of, relating to or resulting from, any representation or warranty or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied), including in each case regarding (a) any information or document given or made available (or not given or made available) to Buyer or any Person on Buyer’s behalf regarding the Equity Interests or the Transferred Entities (including any financial information provided in Buyer’s due diligence of the Transferred Entities or in or referred to in any confidential information memorandum) or (b) the effect of any of the transactions contemplated herein on the Transferred Entities or the business of Buyer or the reaction thereto of any Person.  Buyer hereby (on its own behalf and on behalf of its Affiliates) expressly assumes all risks arising out of, relating to or resulting from, and Buyer (on its own behalf and on behalf of its Affiliates) hereby disclaims all reliance upon, the matters in the immediately preceding sentence (other than as expressly made by Sellers in Article 3 or elsewhere in this Agreement).  EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLERS DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE EQUITY INTERESTS OR THE TRANSFERRED ENTITIES OR ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF ANY TRANSFERRED ENTITY, INCLUDING IMPLIED WARRANTIES OF FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (OR SIMILAR IMPLIED WARRANTIES UNDER APPLICABLE LAW).

(b)                                 Notwithstanding any other term herein or any other limitation herein, other than as expressly made by Buyer in Article 4 or elsewhere in this Agreement, Buyer has not made (and no Person on behalf of Buyer has made), nor will Buyer (or any other Person) have or be subject to any Liability arising out of, relating to or resulting from, any representation or warranty or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied), including in each case regarding (a) any information or document given or made available (or not given or made available) to Sellers or any Person on Sellers’ behalf regarding the subject matter hereof or (b) the effect of any of the transactions contemplated herein on the Transferred Entities or the business of Buyer or the reaction thereto of any Person.  Sellers hereby (on their own behalf and on behalf of their Affiliates) expressly assume all risks arising out of, relating to or resulting from, and Sellers (on their own behalf and on behalf of their Affiliates) hereby disclaims all reliance upon, the matters in the immediately preceding sentence

(other than as expressly made by Buyer in Article 4 or elsewhere in this Agreement).  EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, BUYER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE ADEQUACY OR SUFFICIENCY OF THE PURCHASE PRICE AND ANY OTHER CONSIDERATION TO SELLERS HEREUNDER (OR SIMILAR IMPLIED WARRANTIES UNDER APPLICABLE LAW).

8.10                        Effect of Officer’s Certificates.  Any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty in this Agreement (or of any other matter), including any certification contemplated in Article 7, will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty hereunder regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 8.1(a) and Section 8.2(a).  Any written certification by such an officer is made in such capacity, and no Person will have any recourse against such officer in any personal capacity in connection therewith.

8.11                        Sellers Act in Unison.  Each Seller agrees with each other Seller that each of them will act in unison and in agreement with each other with respect to all matters in this Article 8.

ARTICLE 9
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

9.1                               Notices.  All notices or other communications required to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1)	if to any Seller, to:	with copies to:

	c/o Archer-Daniels-Midland Company	Faegre Baker Daniels LLP
	4666 Faries Parkway	2200 Wells Fargo Center
	Box 1470	90 South Seventh Street
	Decatur, IL 62525	Minneapolis, MN 55402-3901
	USA	USA
	Attn: General Counsel	Attn: W. Morgan Burns

Baker & McKenzie, S.C.
Edificio Scotiabank Inverlat, Piso 12
Blvd. M. Ávila Camacho 1
Col. Lomas de Chapultepec
11009 México, D.F.
Attn: Miguel A. Ruggeri Correa

(2)	if to Buyer, to:

Gruma, S.A.B. de C.V.
Calzada del Valle No. 407
Colonia del Valle
San Pedro Garza García, N.L. México
CP 66220
Attn: Chief Financial Officer and
General Counsel

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service.  A Party may change the address to which such notices and other communications are to be given by giving the other Party notice in the foregoing manner.

9.2                               Expenses.  Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein.

9.3                               Interpretation; Construction.  In this Agreement:

(a)                                 the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b)                                 the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c)                                  terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d)                                 unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)                                  unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f)                                   the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g)                                  “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h)                                 unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i)                                     unless expressly stated herein to the contrary, reference to an Article, Section or Exhibit is to an article, section or exhibit, respectively, of this Agreement;

(j)                                    all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k)                                 when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l)                                     with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(m)                             the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and

(n)                                 the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

9.4                               Parties in Interest; No Third-Party Beneficiaries.  There is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any Other Indemnified Person or any employee), except each Party and their respective permitted successors and assigns.

9.5                               Governing Law.  This Agreement will be construed and enforced in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law.

9.6                               Jurisdiction, Venue and Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS, BY THE REQUIREMENTS OF SECTION 9.1 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW.  EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.

9.7                               Entire Agreement; Amendment; Waiver.  This Agreement, including the Disclosure Schedule, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any other existing representation, warranty, covenant, or agreement of any Party regarding such subject matter, including the Right of First Refusal Agreement.  No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party.  Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver.  No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms.  Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

9.8                               Assignment; Binding Effect.  Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (directly or indirectly, by operation of law or otherwise) by either Party without the prior written consent of the other Party.  This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties.  Any purported assignment, delegation or other transfer not permitted by this Section is void.

9.9                               Severability.  The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law.  If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect.

9.10                        Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.11                        Disclosure Schedule.  Certain information is contained in the Disclosure Schedule solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed.  Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the Transferred Entities.  Each matter disclosed in any section of the Disclosure Schedule in a manner that makes its relevance to one or more other sections of the Disclosure Schedule, representations or warranties reasonably apparent on the face of such disclosure will be deemed to have been appropriately included in each such other section of the Disclosure Schedule or with respect to each other such representation or warranty.

9.12                        Updated Disclosure Schedule.  From time to time on or before the Closing Date (but before Closing and subject to Section 9.11), Sellers may supplement or otherwise update the Disclosure Schedule with respect to any event, circumstance or change that would make any representation or warranty in Article 3 inaccurate if such representation or warranty were given at or immediately before Closing or as is otherwise necessary to correct any information in the Disclosure Schedule or in any representation or warranty of any Seller made in Article 3 on the date of this Agreement (the Disclosure Schedule, together with such supplements and updates, is the “Updated Disclosure Schedule”).

(a)                                 For purposes of determining the satisfaction of the conditions in Section 7.1(a), the Disclosure Schedule will only contain the items contained in the Disclosure Schedule upon this Agreement’s execution and the Updated Disclosure Schedule will have no effect.

(b)                                 For purposes of determining the presence of a breach of any representation or warranty made on the Closing Date for purposes of Article 8 and rights to indemnification, the Disclosure Schedule will not be deemed to contain each matter in the Updated Disclosure Schedule.

ARTICLE 10
CERTAIN DEFINITIONS

“Additional Closing Payment” is defined in Section 2.4.

“ADM” is defined in the first paragraph of this Agreement.

“ADM Directors” means Frederico Gorbea Quintero and Mark L. Kolkhorst with respect to Molinera; Frederico Gorbea Quintero and Mark L. Kolkhorst with respect to Gruma; and Mark L. Kolkhorst, Marschall I. Smith and Ray G. Young with respect to Valley Holding; and Frederico Gorbea Quintero and Mark L. Kolkhorst with respect to Valores.

“ADM Milling” is defined in the first paragraph of this Agreement.

“ADM Officers” means Mark L. Kolkhorst, Marschall I. Smith, Ray G. Young and Stuart E. Funderburg with respect to Valley Holding and Mark L. Kolkhorst with respect to Gruma-ADM.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Ancillary Document” means the Gruma Local Equity Purchase Agreements, Molinera Local Equity Purchase Agreement, Consorcio Local Equity Purchase Agreement and Valores Mundiales Local Equity Purchase Agreement.

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Azteca Equity Interests” is defined in Section 3.2.

“Azteca Milling” is defined in Section 3.2.

“Beneficial Ownership” means, with respect to any shares of Gruma, the ability to control the voting and investment of such shares.

“Bio Productos” is defined in the first paragraph of this Agreement.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of New York, United States of America, and in Mexico City, Mexico are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Call Option” means the options issued by each of ADM and Bio Productos substantially in the form of Exhibit B.

“Cap” is defined in Section 8.3(b).

“Claiming Party” is defined in Section 8.5(a).

“Closing” is defined in Section 6.1.

“Closing Date” is defined in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Law” means any Applicable Law in any jurisdiction that is applicable to the transactions contemplated herein that requires notification to, filing with or clearance or approval from, a Governmental Authority with respect to antitrust, competition, market concentration or any similar matter.

“Consorcio” is defined in Section 1.1(e).

“Consorcio Local Equity Purchase Agreement” is defined in Section 6.2(i).

“Contingent Period” is defined in Section 2.3(b).

“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Cumulative Gain” is defined in Section 2.3(b)(3).

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the consent of the Claiming Party (which consent will not be unreasonably withheld).

“Disclosure Schedule” means the disclosure schedule delivered and made a part of this Agreement on the date hereof, subject to Section 9.12.

“Effective Time” is defined in Section 6.1.

“Encumbrance” means any mortgage, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Equity Interests” is defined in the Recitals.

“Exercise Notice” means a notice whereby Buyer exercises the Call Options.

“Governmental Authority” means any:  (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) national, provincial, state or local government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body entitled by Applicable Law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Gruma” is defined in the first paragraph of this Agreement.

“Gruma Local Equity Purchase Agreements” is defined in Section 6.2(g).

“Gruma-ADM” is defined in Section 3.2.

“Hurdle Value” is defined in Section 2.3(c)(1).

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indemnifying Party” is defined in Section 8.5(a).

“Initial Claim Notice” is defined in Section 8.5(a).

“Knowledge” means the actual knowledge of Ray G. Young, Ronald S. Bandler and Stuart E. Funderburg.

“Liability” means any existing liability or obligation (which includes any obligation under any Contract).

“Loss” means any loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.

“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or other variations of the root word “material.”

“Molinera” is defined in Section 1.1(c).

“Molinera Local Equity Purchase Agreement” is defined in Section 6.2(h).

“MXN” means Mexican pesos.

“MXN Exchange Rate” means the exchange rate expressed in MXN per USD 1.00, using the exchange rate quoted by the Wall Street Journal on a given date.

“Order” means any order, writ, injunction, decree, judgment, award or determination, that is exclusive to the applicable Person, of or from any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Transferred Entities, consistent with past practice.

“Organizational Document” means, for any Person:  (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any amendment to any of the foregoing.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, and permitted successors and assigns.

“Party” means any Seller or Buyer.

“Permit” means any license, permit or registration from a Governmental Authority.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Proceeding” means any action, arbitration, audit, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” is defined in Section 2.1.

“RFB” is defined in Section 7.2(g).

“Right of First Refusal Agreement” is defined in the Recitals.

“Seller” is defined in the first paragraph of this Agreement.

“Settlement Agreement” means the Settlement Agreement and Release entered into by and between ADM and Mr. Fernando Gerardo Chico Pardo, a resident of Mexico, dated December 10, 2012.

“Tax” means any national, provincial, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not.

“Tax Benefit” is defined in Section 8.6(a).

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Claim” is defined in Section 8.5(a).

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing, that states that such matter is being or will be asserted, commenced, taken or otherwise pursued.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Transferred Entities” is defined in the Recitals.

“Trust” is defined in the Recitals.

“Updated Disclosure Schedule” is defined in Section 9.12.

“USD” means United States dollars.

“Valley Holding” is defined in the Recitals.

“Valores” is defined in Section 1.1(b).

“Valores Mundiales” is defined in Section 1.1(f).

“Valores Mundiales Local Equity Purchase Agreement” is defined in Section 6.2(j).

*	*	*	*	*

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Equity Purchase Agreement effective as of the date first written above.

GRUMA, S.A.B. DE C.V.		GRUMA, S.A.B. DE C.V.

By:	/s/ Raul Cavazos	By:	/s/ Salvador Vargas
Its:	Attorney-in-Fact	Its:	Attorney in Fact

SELLERS:

ARCHER-DANIELS-MIDLAND COMPANY

By:	[Illegible Signature]
Its:	Chief Financial Officer

ADM MILLING CO.

By:	[Illegible Signature]
Its:	Treasurer

ADM BIO PRODUCTOS, S.A. DE C.V.

By:	[Illegible Signature]
Its:	Attorney in Fact

EXHIBIT A

Transferred Entities

Transferred Entity	Seller	Equity Interests
Gruma, S.A.B. de C.V.	Archer-Daniels-Midland Company ADM Bio Productos, S.A. de C.V.	103,704,353 Series “B”, Class I shares 2,630,716 Series “B”, Class I shares
Valley Holding, Inc.	ADM Milling Co.	1,000 shares of Common Stock
Molinera de Mexico, S.A. de C.V.	ADM Bio Productos, S.A. de C.V.	25,000 Series “A” shares 338,893,831 Series “B” shares
Consorcio Andino, S.L.	Archer-Daniels-Midland Company	300 units numbered 5,701 to 6,000, both inclusive, each with a par value of €10
Valores Mundiales, S.L.	Archer-Daniels-Midland Company	25,797 units numbered 834,092 to 859,888, both inclusive, each with a par value of €10
Valores Azteca, S.A. de C.V.	Archer-Daniels-Midland Company	3,857,175 Series “A” shares

EXHIBIT 2.2

Allocation of Purchase Price

Entity	Purchase Price
Gruma, S.A.B. de C.V.	USD$303,800,000, plus up to $48,700,000 of contingent consideration
Valores Azteca S.A.	USD$70,200,000, plus up to $11,300,000 of contingent consideration
Valley Holding, Inc.	USD$50,000,000
Molinera de Mexico, S.A. de C.V.	USD$18,000,000
Consorcio Andino, S.L.	USD$1,500,000
Valores Mundiales, S.L.	USD$6,500,000
TOTAL	USD$450,000,000, plus up to $60,000,000 of contingent consideration

EXHIBIT 6.2(g)

Form Local Equity Purchase Agreement

See attached.

EXHIBIT B

Form Call Option

See attached.

DISCLOSURE SCHEDULE

Section 3.1

ADM is a corporation organized under the laws of the State of Delaware

ADM Milling is a corporation organized under the laws of the State of Minnesota

Bio Productos is a corporation organized under the laws of Mexico

Valley Holding is a corporation organized under the laws of the State of Delaware

Section 3.2

Seller	Equity Interests
Archer-Daniels-Midland Company

103,704,353 Series “B”, Class I shares of Gruma, S.A.B. de C.V.

300 units numbered 5,701 to 6,000, both inclusive, each with a par value of €10 of Consorcio Andino, S.L.

25,797 units numbered 834,092 to 859,888, both inclusive, each with a par value of €10 of Valores Mundiales, S.L.

3,857,175 Series “A” shares of Valores Azteca, S.A. de C.V.

ADM Milling Co.	1,000 shares of Common Stock of Valley Holding, Inc.
ADM Bio Productos, S.A. de C.V.	2,630,716 Series “B”, Class I shares of Gruma, S.A.B. de C.V. 25,000 Series “A” shares of Molinera de Mexico, S.A. de C.V. 338,893,831 Series “B” shares of Molinera de Mexico, S.A. de C.V.

Section 3.5

Valley Holding has a deferred tax liability of $10,881,162.